As filed with the Securities and Exchange Commission on December 14, 2000 Registration No. 333-________

==============================================================================

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON DC 20549

                                   Form S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MEDI-HUT CO., INC.
                       (Name of issuer in its charter)

    Delaware                        512                        222-436-721
(State of incorporation)  (Primary Standard Industrial     (I.R.S. Employer
                           Classification Code Number)     Identification No.)

                             1935 Swarthmore Ave.
                          Lakewood, New Jersey 08701
                                (732) 901-0606
  (Address and telephone number of registrant's principal executive offices and principal place of business)
                               ---------------

                         Joseph Sanpietro, President
                             1935 Swarthmore Ave.
                          Lakewood, New Jersey 08701
                                (732) 901-0606
          (Name, Address and telephone number of agent for service)
                               ---------------

                             Consulting Agreement
                           (Full Title of the Plan)


                       CALCULATION OF REGISTRATION FEE
______________________________________________________________________________
                                  Proposed     Proposed
Title of each                     maximum      maximum
class of            Amount        offering     aggregate        Amount of
Securities to be    to be         price        offering         registration
Registered          registered    per unit     price            fee
______________________________________________________________________________
Common Stock        100,000(1)    $3.00 (2)    $300,000.00 (3)  $792.00
______________________________________________________________________________

  (1) Shares which may be acquired upon exercise of warrants and these shares shall be subject to resale under Rule 144 except for the provisions respecting the holding period.

  (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act, based upon the exercise price of the warrants covering the underlying common stock to be issued under the agreement.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended, is not required to be filed with the Securities and Exchange Commission ("Commission") and is omitted from this registration statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

ITEM 1: PLAN INFORMATION.

     A copy of the Consultant Compensation Agreement ("Agreement") is attached hereto and incorporated herein by reference.

ITEM 2: REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Copies of the Agreement, 10-KSB Annual Report of the Company for the year ended October 31, 1999, all 10-QSB Quarterly Reports and any Current Reports filed with the Commission during the past twelve months have been provided to the consultant.

     The Company also undertakes to furnish, without charge, to such consultant or person purchasing any of the securities registered hereby, copies of all of such documentation. Requests should be directed to Joseph Sanpietro, President, at the address and telephone appearing on the cover page of this registration statement.

     Additional information regarding the Company may be reviewed at the Commission's web site at www.sec.gov in the EDGAR Archives.


                                   PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

     The following documents previously filed with the Commission by Medi-Hut Co., Inc., (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this registration statement:

          (i) Annual Report on Form 10-KSB for the fiscal year ended October 31, 1999 as amended;

          (ii) Quarterly Reports on Form 10-QSB for the quarters ended January 31, 2000 and filed on March 14, 2000, April 30, 2000, and filed on June 14, 2000, and July 31, 2000 and filed on September 13, 2000;

           (iii) Current Report on Form 8-K dated January 21, 2000 and filed on January 24, 2000;

           (iv) Current Report on Form 8-K dated August 24 , 2000 and filed August 25, 2000; and

           (v) The description of the Company's common stock contained in its registration statement on Form 10-SB filed August 23, 1999 and amendments thereto filed for the purpose of updating such description.

     In addition, all documents that the Company subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing with the SEC of a post-effective amendment to this registration statement that (1) indicates that all shares of common stock registered on this registration statement have been sold or (2) affects the deregistration of the balance of such shares then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM 4.  DESCRIPTION OF SECURITIES.

     Not required.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The Company is not aware of any expert or legal counsel named in this registration statement who will receive a direct or indirect substantial interest in the Company as a result of the agreement.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The Company's Articles of Incorporation and bylaws do not provide for indemnification of its directors and officers. However, pursuant to Delaware General Corporate Law Section 145 the Company must indemnify a present and former director and officer of Medi-Hut who is successful on the merits or otherwise in defense of an action or claim. The Company will indemnify such person for actual and reasonable expenses incurred by such person only if the Company determines that such indemnification is authorized. Such determination will be based upon whether such person conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, the Company's best interests. In a criminal action the person must not have had a reasonable cause to believe his conduct was unlawful. The Company may advance expenses if the person provides a written affirmation that he will repay the advance if he is adjudged not to have met the standard of conduct. Also, the Company is authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not the Company would have the power or obligation to indemnify him.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     None.


ITEM 8.  EXHIBITS.

Exhibits.
--------

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 if regulation S-K.

Exhibit
No.          Description

5.1          Opinion Regarding Legality

23.1         Consent of Cindy Shy, P.C. (See exhibit 5.1)

23.2         Consent of Rosenberg, Rich, Baker, Berman & Company

99.1         Consultant Compensation Agreement

ITEM 9.  UNDERTAKINGS.

The undersigned Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment of any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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

                                  SIGNATURES

     Pursuant to the requirements of the 1933 Act, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the date or dates appearing opposite the respective signatures hereto.

                              Medi-Hut Co., Inc.



      12/12/00                     /s/ Joseph Sanpietro
Date: ________                By:________________________________________
                                 Joseph Sanpietro, President and Director

     Pursuant to the requirements of the 1933 Act, this registration statement has been signed by the following persons (who constitute all of the members of the Board of Directors of the Registrant) in the capacities and on the dates indicated.



      12/12/00                     /s/ Joseph Sanpietro
Date: __________              By:________________________________________
                                   Joseph Sanpietro, President and Director


      12/12/00                     /s/ Vincent Sanpietro
Date: _________               By:_________________________________________
                                   Vincent Sanpietro, Secretary and Director


      12/12/00                     /s/ Robert Russo
Date: _________               By:___________________________________
                                   Robert Russo, Treasurer and Director